Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full Year 2025 Results

PITTSBURGH--(BUSINESS WIRE)--January 22, 2026--Alcoa Corporation (NYSE: AA; ASX: AAI) (Alcoa or the Company) today reported fourth quarter and full year 2025 results that reflect continued strength in aluminum pricing and operational performance.

Financial Results and Highlights

M, except per share amounts	4Q25	3Q25	FY25	FY24
Revenue	$3,449	$2,995	$12,831	$11,895
Net income attributable to Alcoa Corporation	$226	$232	$1,170	$60
Income per share attributable to Alcoa Corporation common shareholders	$0.85	$0.88	$4.42	$0.26
Adjusted net income (loss)	$335	$(6)	$1,000	$296
Adjusted income (loss) per common share	$1.26	$(0.02)	$3.77	$1.35
Adjusted EBITDA excluding special items	$546	$270	$1,984	$1,589

Fourth Quarter 2025

•
Revenue increased to $3.4 billion, a 15 percent increase sequentially
•
Recorded net income of $226 million, or $0.85 per common share
•
Adjusted net income increased to $335 million, or $1.26 per common share
•
Adjusted EBITDA excluding special items increased $276 million sequentially to $546 million
•
Generated $537 million in cash from operations, a sequential improvement of $452 million
•
Finished the fourth quarter 2025 with a cash balance of $1.6 billion, including redemption of the remaining $141 million of outstanding 5.5% Senior Notes due 2027 (2027 Notes)

Full Year 2025

•
Revenue increased to $12.8 billion, an 8 percent increase
•
Net income increased to $1.2 billion, or $4.42 per common share
•
Adjusted net income increased to $1.0 billion, or $3.77 per common share
•
Adjusted EBITDA excluding special items increased to $2.0 billion
•
Generated $1.2 billion in cash from operations, an increase of $563 million
•
Reduced total debt to $2.4 billion; reduced adjusted net debt to $1.5 billion
•
Set annual production records at five aluminum smelters and at one alumina refinery
•
Completed strategic initiatives, including:
o
Closed the sale of interest in the joint venture with Saudi Arabian Mining Company (Ma’aden)
o
Received favorable decision in Australian tax dispute
o
Formed joint venture with IGNIS Equity Holdings, SL to support the continued operation of the San Ciprián complex in Spain
o
Announced permanent closure of the Kwinana refinery in Australia

“Reflecting on 2025, we maintained our pace of delivering on key operational, strategic, and capital allocation objectives, while setting numerous production records,” said Alcoa President and CEO William F. Oplinger. “We continue to build on our positive momentum through disciplined operational and financial execution, along with strategic initiatives to maximize value creation.”

Fourth Quarter 2025 Results

•
Production: Alumina production increased 1 percent sequentially to 2.48 million metric tons primarily related to higher output at the Australian refineries. In the Aluminum segment, production increased 4 percent sequentially to 604,000 metric tons primarily due to progress on the San Ciprián, Spain smelter restart.
•
Shipments: In the Alumina segment, third-party shipments of alumina increased 5 percent sequentially primarily due to higher sales of externally sourced alumina to fulfill customer commitments and increased production. In Aluminum, total shipments increased 9 percent sequentially primarily due to increased production and timing of shipments.
•
Revenue: The Company’s total third-party revenue of $3.4 billion increased 15 percent sequentially. In the Alumina segment, third-party revenue increased 3 percent on higher volumes from bauxite offtake and supply agreements and higher alumina shipments, partially offset by a decrease in average realized third-party price of alumina. In the Aluminum segment, third-party revenue increased 21 percent on an increase in average realized third-party price and higher shipments.
•
Net income attributable to Alcoa Corporation was $226 million, or $0.85 per common share. Sequentially, the results reflect:
o
Unfavorable mark-to-market change on the Ma’aden shares of $337 million;
o
Impairment charge of $144 million on goodwill primarily associated with a 1994 acquisition in the Alumina segment;
o
Unfavorable currency impacts;

Partially offset by:

o
Increased aluminum prices which more than offset increased tariff costs on U.S. imports of aluminum from Canada;
o
Non-recurrence of items recorded in the third quarter of 2025, including charges for the closure of the Kwinana refinery of $895 million, the gain on the sale of interest in the Ma’aden joint venture of $786 million, and charges to increase asset retirement obligations;
o
Favorable tax impacts, primarily related to a benefit from the valuation allowance reversal on deferred tax assets of Alcoa World Alumina Brasil Ltda. (AWAB) of $133 million;
o
Carbon dioxide compensation in Spain of $32 million and in Norway of $25 million recognized in Cost of goods sold and Research and development expenses, respectively; and,
o
Correction to interest expense of $23 million to capitalize interest on certain prior period capital expenditures.
•
Adjusted net income was $335 million, or $1.26 per common share, excluding the impact from net special items of $109 million. Notable special items include a goodwill impairment charge of $144 million, a mark-to-market loss of $70 million on the Ma’aden shares, partially offset by a tax benefit of $133 million from a valuation allowance reversal on deferred tax assets of AWAB.
•
Adjusted EBITDA excluding special items was $546 million, a sequential increase of $276 million primarily due to higher aluminum prices, the recognition of carbon dioxide compensation in Spain and Norway, and the non-recurrence of charges to increase asset retirement obligations recorded in the third quarter 2025, partially offset by increased tariff costs on imported aluminum.
•
Cash: Alcoa ended the quarter with a cash balance of $1.6 billion. Cash provided from operations was $537 million. Cash used for financing activities was $166 million, primarily related to the redemption of outstanding 2027 Notes of $141 million and cash dividends on stock of $26 million. Cash used for investing activities was $251 million, primarily related to capital expenditures of $243 million. Free cash flow was $294 million.
•
Working capital: For the fourth quarter, Receivables from customers of $1.1 billion, Inventories of $2.2 billion and Accounts payable, trade of $1.9 billion comprised DWC working capital. Alcoa reported 35 days working capital, a sequential decrease of 15 days primarily due to a decrease in inventory days and accounts receivable days, both on higher sales.

Full Year 2025 Results

•
Production: Alumina production decreased 4 percent annually primarily due to the full curtailment of the Kwinana refinery completed in June 2024. Aluminum production increased 5 percent annually primarily due to the restart of capacity at the Alumar (Brazil), San Ciprián (Spain), and Lista (Norway) smelters.
•
Shipments: In the Alumina segment, third-party shipments of alumina decreased 2 percent annually primarily due to decreased trading activity and lower production, partially offset by higher sales of externally sourced alumina to fulfill customer commitments. In Aluminum, total shipments decreased 3 percent annually primarily due to the absence of Ma’aden offtake volumes, partially offset by increased production.
•
Revenue: The Company’s total third-party revenue increased 8 percent to $12.8 billion, driven primarily by higher average realized third-party price of aluminum and higher volumes and price from bauxite offtake and supply agreements, partially offset by lower average realized third-party price of alumina and lower aluminum shipments.
•
Net income attributable to Alcoa Corporation was $1.2 billion, or $4.42 per common share, compared with prior year net income of $60 million, or $0.26 per common share. The results reflect higher aluminum prices, a gain on the sale of interest in the Ma’aden joint venture, favorable tax impacts (see below), a favorable mark-to-market change on the Ma’aden shares, higher volumes and price from bauxite offtake and supply agreements, and favorable currency impacts, partially offset by increased restructuring charges (see below), increased tariff costs on imported aluminum, lower alumina prices, and a goodwill impairment charge.
•
Adjusted net income was $1.0 billion, or $3.77 per common share, excluding the impact from net special items of $170 million. Notable special items include the gain of $786 million on the sale of interest in the Ma’aden joint venture, a net tax benefit of $277 million primarily related to the net tax benefit of special items and the reversal of the AWAB tax valuation allowance, and a favorable mark-to-market change of $197 million on the Ma’aden shares, partially offset by restructuring and related charges of $895 million for the closure of the Kwinana refinery and an impairment charge of $144 million on goodwill primarily associated with a 1994 acquisition in the Alumina segment.
•
Adjusted EBITDA excluding special items increased 25 percent to $2.0 billion, mainly attributable to year-over-year higher aluminum prices and higher volumes and price from bauxite offtake and supply agreements, partially offset by increased tariff costs on imported aluminum and lower alumina prices.
•
Cash: Alcoa ended 2025 with a cash balance of $1.6 billion. Cash provided from operations was $1.2 billion. Cash used for financing activities was $261 million, primarily related to net payments on debt of $164 million and cash dividends on stock of $105 million. Cash used for investing activities was $502 million, primarily due to capital expenditures of $618 million and contributions to the ELYSIS® partnership of $59 million, partially offset by cash received from the sale of interest in the Ma’aden joint venture of $150 million (related to taxes and transaction costs). Free cash flow was $567 million.
•
Working capital: The Company reported 35 days working capital, a year-over-year increase of 1 day.

Fourth Quarter 2025 Key Actions

•
Notes redemption: On December 15, 2025, the Company redeemed the remaining $141 million aggregate principal amount of its outstanding 5.5% notes due in 2027 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest. The redemption was funded using cash on hand.
•
ELYSIS commercial size cell: On November 13, 2025, ELYSIS successfully started the first 450 kiloampere (kA) inert anode cell at Rio Tinto’s Alma smelter in Québec, Canada. This represents a key milestone for large-scale commercialization of the technology.
•
Australia mine approvals: In January 2026, after completing a comprehensive review of the comments received, the Company submitted to the Western Australia Environmental Protection Authority (WA EPA) responses to comments received from government entities during a 12-week public comment period for the Company’s mining activities in Australia. These activities include the mine plan for the next major mine regions (Myara North and Holyoake) and the rolling five-year mine plan (2023-2027) referred to the WA EPA in 2023 by a third party. The Company is committed to continuing to work collaboratively with stakeholders to achieve Ministerial decisions by the end of 2026.

2026 Outlook

The Company does not provide reconciliations of the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted Net Income, including transformation, intersegment eliminations and other corporate Adjusted EBITDA; operational tax expense; and other expense; each excluding special items, to the most directly comparable forward-looking GAAP financial measures because it is impractical to forecast certain special items, such as restructuring charges and mark-to-market contracts, without unreasonable efforts due to the variability and complexity associated with predicting the occurrence and financial impact of such special items. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Alcoa expects 2026 total Alumina segment production to range between 9.7 and 9.9 million metric tons, an increase from 2025 due to productivity improvements. In 2026, alumina shipments are expected to be between 11.8 and 12.0 million metric tons. The difference between production and shipments, which decreased from 2025, reflects trading volumes and externally sourced alumina to fulfill customer contracts.

Alcoa expects 2026 total Aluminum segment production to range between 2.4 and 2.6 million metric tons, an increase from 2025 due to smelter restarts. In 2026, aluminum shipments are expected to range between 2.6 and 2.8 million metric tons.

Within the first quarter 2026 Alumina Segment Adjusted EBITDA, the Company expects sequential unfavorable impacts of $30 million due to the typical first quarter impacts from the beginning of maintenance cycles and lower alumina shipments, as well as lower price and volume from bauxite offtake and supply agreements.

For the first quarter 2026 Aluminum Segment Adjusted EBITDA, Alcoa expects sequential unfavorable impacts of $70 million due to the absence of Spain and Norway carbon dioxide compensation recognized in the fourth quarter 2025 and higher production costs associated with the restart of the San Ciprián smelter.

Based on current alumina and aluminum market conditions, Alcoa expects first quarter 2026 operational tax expense to approximate $65 million to $75 million, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) / 9:00 a.m. Australian Eastern Daylight Time (AEDT) on Thursday, January 22, 2026 / Friday, January 23, 2026, to present fourth quarter and full year 2025 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EST on January 22, 2026 / 8:15 a.m. AEDT on January 23, 2026. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls, media broadcasts, and webcasts. Alcoa does not incorporate the information contained on, or accessible through, its corporate website or such other websites or platforms referenced herein into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA; ASX: AAI) is a global industry leader in bauxite, alumina and aluminum products with a vision to build a legacy of excellence for future generations. With a values-based approach that encompasses integrity, operating excellence, care for people, and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, X, YouTube and LinkedIn.

Cautionary Statement on Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) the impact of global economic conditions on the aluminum industry and aluminum end-use markets; (b) volatility and declines in aluminum and alumina demand and pricing, including global, regional, and product-specific prices, or significant changes in production costs which are linked to London Metal Exchange (LME) or other commodities; (c) the disruption of market-driven balancing of global aluminum supply and demand by non-market forces; (d) competitive and complex conditions in global markets; (e) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (f) rising energy costs and interruptions or uncertainty in energy supplies; (g) unfavorable changes in the cost, quality, or availability of raw materials or other key inputs, or by disruptions in the supply chain; (h) economic, political, and social conditions, including the impact of trade policies, tariffs, and adverse industry publicity; (i) legal proceedings, investigations, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (j) changes in tax laws or exposure to additional tax liabilities; (k) climate change, climate change legislation or regulations, and efforts to reduce emissions and build operational resilience to extreme weather conditions; (l) disruptions in the global economy caused by ongoing regional conflicts; (m) fluctuations in foreign currency exchange rates and interest rates, inflation and other economic factors in the countries in which we operate; (n) global competition within and beyond the aluminum industry; (o) our ability to achieve our strategies or expectations relating to environmental, social, and governance considerations; (p) claims, costs, and liabilities related to health, safety and environmental laws, regulations, and other requirements in the jurisdictions in which we operate; (q) liabilities resulting from impoundment structures, which could impact the environment or cause exposure to hazardous substances or other damage; (r) dilution of the ownership position of the Company’s stockholders, price volatility, and other impacts on the price of Alcoa common stock by the secondary listing of the Alcoa common stock on the Australian Securities Exchange; (s) our ability to obtain or maintain adequate insurance coverage; (t) our ability to execute on our strategy to reduce complexity and optimize our asset portfolio and to realize the anticipated benefits from announced plans, programs, initiatives relating to our portfolio, capital investments, and developing technologies; (u) our ability to integrate and achieve intended results from joint ventures, other strategic alliances, and strategic business transactions; (v) our ability to fund capital expenditures; (w) deterioration in our credit profile or increases in interest rates; (x) impacts on our current and future operations due to our indebtedness; (y) our ability to continue to return capital to our stockholders through the payment of cash dividends and/or the repurchase of our common stock; (z) cyber attacks, security breaches, system failures, software or application vulnerabilities, or other cyber incidents; (aa) labor market conditions, union disputes and other employee relations issues; (bb) a decline in the liability discount rate or lower-than-expected investment returns on pension assets; and (cc) the other risk factors discussed in Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other reports filed by Alcoa with the SEC. Alcoa cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Neither Alcoa nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

Non-GAAP Financial Measures

This press release contains reference to certain financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Alcoa Corporation believes that the presentation of these non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Certain definitions, reconciliations to the most directly comparable GAAP financial measures and additional details regarding management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries

Statement of Consolidated Operations (unaudited)

(dollars in millions, except per-share amounts)

	Quarter Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Sales	$3,449	$2,995	$3,486

Cost of goods sold (exclusive of expenses below)	2,854	2,695	2,714
Selling, general administrative, and other expenses	68	78	80
Research and development expenses	(11)	11	17
Provision for depreciation, depletion, and amortization	162	160	159
Impairment of goodwill	144	—	—
Restructuring and other charges, net	14	885	91
Interest expense	16	33	45
Other expenses (income), net	115	(1,034)	42
Total costs and expenses	3,362	2,828	3,148

Income before income taxes	87	167	338
(Benefit from) provision for income taxes	(128)	(51)	136

Net income	215	218	202

Less: Net loss attributable to noncontrolling interest	(11)	(14)	—

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$226	$232	$202

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net income	$0.86	$0.88	$0.77
Average number of common shares	260,928,232	258,915,524	258,356,066

Diluted:
Net income	$0.85	$0.88	$0.76
Average number of common shares	263,299,637	260,889,062	260,457,179

(1)
For the quarter ended December 31, 2025, undistributed earnings of $2 were allocated to preferred stock under the two-class method required by GAAP. For the quarter ended September 30, 2025, undistributed earnings of $3 were allocated to preferred stock under the two-class method required by GAAP. For the quarter ended December 31, 2024, dividends paid on preferred stock were $1 and undistributed earnings of $2 were allocated to preferred stock under the two-class method required by GAAP.

Alcoa Corporation and subsidiaries

Statement of Consolidated Operations (unaudited)

(dollars in millions, except per-share amounts)

	Year Ended
	December 31, 2025	December 31, 2024
Sales	$12,831	$11,895

Cost of goods sold (exclusive of expenses below)	10,639	10,044
Selling, general administrative, and other expenses	299	275
Research and development expenses	24	57
Provision for depreciation, depletion, and amortization	623	642
Impairment of goodwill	144	—
Restructuring and other charges, net	918	341
Interest expense	158	156
Other (income) expenses, net	(1,057)	91
Total costs and expenses	11,748	11,606

Income before income taxes	1,083	289
(Benefit from) provision for income taxes	(49)	265

Net income	1,132	24

Less: Net loss attributable to noncontrolling interest	(38)	(36)

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$1,170	$60

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net income	$4.45	$0.26
Average number of common shares	259,377,676	212,420,991

Diluted:
Net income	$4.42	$0.26
Average number of common shares	261,202,037	214,051,326

(1)
For the year ended December 31, 2025, dividends paid on preferred stock were $1 and undistributed earnings of $15 were allocated to preferred stock under the two-class method required by GAAP. For the year ended December 31, 2024, dividends paid on preferred stock were $1 and undistributed earnings of $3 were allocated to preferred stock under the two-class method required by GAAP.

Alcoa Corporation and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,597	$1,138
Receivables from customers	1,064	1,096
Other receivables	204	143
Inventories	2,177	1,998
Fair value of derivative instruments	49	25
Prepaid expenses and other current assets(1)	378	514
Total current assets	5,469	4,914
Properties, plants, and equipment	20,537	19,550
Less: accumulated depreciation, depletion, and amortization	13,837	13,161
Properties, plants, and equipment, net	6,700	6,389
Investments	477	980
Noncurrent marketable securities	1,397	—
Deferred income taxes	771	284
Fair value of derivative instruments	34	—
Other noncurrent assets(2)	1,364	1,497
Total assets	$16,212	$14,064
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,938	$1,805
Accrued compensation and retirement costs	383	362
Taxes, including income taxes	294	102
Fair value of derivative instruments	467	263
Other current liabilities	682	788
Long-term debt due within one year	1	75
Total current liabilities	3,765	3,395
Long-term debt, less amount due within one year	2,438	2,470
Accrued pension benefits	253	256
Accrued other postretirement benefits	427	412
Asset retirement obligations	1,120	691
Environmental remediation	223	182
Fair value of derivative instruments	1,134	836
Noncurrent income taxes	156	9
Other noncurrent liabilities and deferred credits	487	656
Total liabilities	10,003	8,907
MEZZANINE EQUITY
Noncontrolling interest	76	—
EQUITY
Preferred stock	—	—
Common stock	3	3
Additional capital	11,575	11,587
Accumulated deficit	(258)	(1,323)
Accumulated other comprehensive loss	(5,187)	(5,110)
Total equity	6,133	5,157
Total liabilities, mezzanine equity, and equity	$16,212	$14,064

(1)
This line item includes $25 and $43 of current restricted cash at December 31, 2025 and December 31, 2024, respectively.
(2)
This line item includes $70 and $53 of noncurrent restricted cash at December 31, 2025 and December 31, 2024, respectively.

Alcoa Corporation and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year Ended December 31,
	2025	2024
CASH FROM OPERATIONS
Net income	$1,132	$24
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	623	642
Deferred income taxes	(269)	23
Equity loss (income), net of dividends	10	(2)
Impairment of goodwill	144	—
Restructuring and other charges, net	918	341
Net (gain) loss from investing activities – asset and investment sales	(784)	37
Mark-to-market gain on noncurrent marketable securities	(197)	—
Net periodic pension benefit cost	18	10
Stock-based compensation	41	36
Gain on mark-to-market derivative financial contracts	(35)	(8)
Other	79	34
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease (increase) in receivables	71	(493)
(Increase) decrease in inventories	(57)	51
Decrease (increase) in prepaid expenses and other current assets	113	(68)
Increase in accounts payable, trade	63	190
Decrease in accrued expenses	(203)	(108)
(Decrease) increase in taxes, including income taxes	(42)	95
Pension contributions	(20)	(16)
Increase in noncurrent assets	(107)	(4)
Decrease in noncurrent liabilities	(313)	(162)
CASH PROVIDED FROM OPERATIONS	1,185	622

FINANCING ACTIVITIES
Additions to debt	1,049	1,032
Payments on debt	(1,213)	(679)
Dividends paid on Alcoa preferred stock	(1)	(1)
Dividends paid on Alcoa common stock	(104)	(89)
Payments related to tax withholding on stock-based compensation awards	(8)	(15)
Financial contributions for the divestiture of businesses	(8)	(35)
Contributions from noncontrolling interest	27	65
Distributions to noncontrolling interest	—	(49)
Acquisition of noncontrolling interest	—	(23)
Other	(3)	(5)
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(261)	201

INVESTING ACTIVITIES
Capital expenditures	(618)	(580)
Proceeds from the sale of assets	5	3
Additions to investments	(59)	(37)
Sale of investments	161	—
Other	9	6
CASH USED FOR INVESTING ACTIVITIES	(502)	(608)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	36	(28)
Net change in cash and cash equivalents and restricted cash	458	187
Cash and cash equivalents and restricted cash at beginning of year	1,234	1,047
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,692	$1,234

Alcoa Corporation and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	4Q24	2024	1Q25	2Q25	3Q25	4Q25	2025
Alumina:
Bauxite production (mdmt)	9.3	38.3	9.5	9.3	9.3	9.4	37.5
Third-party bauxite shipments (mdmt)	2.4	6.4	3.0	2.9	1.7	2.4	10.0
Alumina production (kmt)	2,390	10,034	2,355	2,351	2,453	2,481	9,640
Third-party alumina shipments (kmt)	2,289	9,005	2,105	2,195	2,205	2,324	8,829
Intersegment alumina shipments (kmt)	1,199	4,194	1,093	1,089	1,112	1,177	4,471
Produced alumina shipments (kmt)	2,468	10,050	2,316	2,384	2,448	2,514	9,662
Average realized third-party price per metric ton of alumina	$636	$472	$575	$378	$377	$341	$415
Adjusted operating cost per metric ton of produced alumina shipped	$310	$309	$312	$323	$318	$314	$317

Third-party bauxite sales	$128	$381	$243	$208	$113	$173	$737
Third-party alumina sales	1,467	4,281	1,220	843	841	806	3,710
Intersegment alumina sales	846	2,263	712	467	474	457	2,110
Adjusted operating costs(1)	766	3,110	723	770	779	789	3,061
Other segment items(2)	959	2,407	788	609	582	616	2,595
Segment Adjusted EBITDA(3)	$716	$1,408	$664	$139	$67	$31	$901

Depreciation and amortization	$86	$348	$76	$80	$88	$86	$330
Equity income (loss)	$25	$22	$15	$(9)	$—	$—	$6

Aluminum:
Aluminum production (kmt)	571	2,215	564	572	579	604	2,319
Total aluminum shipments (kmt)	641	2,590	609	634	612	667	2,522
Produced aluminum shipments (kmt)	566	2,277	567	581	576	625	2,349
Average realized third-party price per metric ton of aluminum	$3,006	$2,841	$3,213	$3,143	$3,374	$3,749	$3,376
Adjusted operating cost per metric ton of produced aluminum shipped	$2,675	$2,410	$2,775	$2,718	$2,441	$2,478	$2,600

Third-party sales	$1,895	$7,230	$1,901	$1,956	$2,040	$2,462	$8,359
Intersegment sales	4	16	4	5	5	6	20
Adjusted operating costs(1)	1,514	5,488	1,574	1,578	1,406	1,549	6,107
Other segment items(2)	191	1,101	197	286	332	399	1,214
Segment Adjusted EBITDA(3)	$194	$657	$134	$97	$307	$520	$1,058

Depreciation and amortization	$68	$272	$67	$66	$67	$70	$270
Equity (loss) income	$(17)	$(5)	$(6)	$3	$—	$—	$(3)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated net income attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(3)	$910	$2,065	$798	$236	$374	$551	$1,959
Unallocated amounts:
Transformation(4)	(18)	(62)	(12)	(21)	(20)	(27)	(80)
Intersegment eliminations	(156)	(231)	103	135	(39)	53	252
Corporate expenses(5)	(46)	(160)	(37)	(45)	(42)	(26)	(150)
Provision for depreciation, depletion, and amortization	(159)	(642)	(148)	(153)	(160)	(162)	(623)
Impairment of goodwill	—	—	—	—	—	(144)	(144)
Restructuring and other charges, net	(91)	(341)	(5)	(14)	(885)	(14)	(918)
Interest expense	(45)	(156)	(53)	(56)	(33)	(16)	(158)
Other (expenses) income, net	(42)	(91)	26	112	1,034	(115)	1,057
Other(6)	(15)	(93)	(4)	(33)	(62)	(13)	(112)
Consolidated income before income taxes	338	289	668	161	167	87	1,083
(Provision for) benefit from income taxes	(136)	(265)	(120)	(10)	51	128	49
Net loss attributable to noncontrolling interest	—	36	—	13	14	11	38
Consolidated net income attributable to Alcoa Corporation	$202	$60	$548	$164	$232	$226	$1,170

The difference between segment totals and consolidated amounts is in Corporate.

(1)
Adjusted operating costs includes all production related costs for alumina or aluminum produced and shipped: raw materials consumed; conversion costs, such as labor, materials, and utilities; and plant administrative expenses.
(2)
Other segment items include costs associated with trading activity, the Alumina segment’s purchase of bauxite from offtake or other supply agreements, the Alumina segment’s commercial shipping services, and the Aluminum segment’s energy assets; other direct and non-production related charges including tariff costs; Selling, general administrative, and other expenses; and Research and development expenses.
(3)
Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
(4)
Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.
(5)
Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.
(6)
Other includes certain items that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

Adjusted Income	Quarter ended			Year ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income attributable to Alcoa Corporation	$226	$232	$202	$1,170	$60

Special items:
Restructuring and other charges, net	14	885	91	918	341
Other special items(1)	235	(975)	(1)	(806)	37
Discrete and other tax items impacts(2)	(126)	(5)	1	(126)	(2)
Tax impact on special items(3)	(13)	(141)	(17)	(151)	(84)
Noncontrolling interest impact(3)	(1)	(2)	—	(5)	(56)
Subtotal	109	(238)	74	(170)	236

Net income (loss) attributable to Alcoa Corporation – as adjusted	$335	$(6)	$276	$1,000	$296

Diluted EPS(4):
Net income attributable to Alcoa Corporation common shareholders	$0.85	$0.88	$0.76	$4.42	$0.26

Net income (loss) attributable to Alcoa Corporation common shareholders – as adjusted	$1.26	$(0.02)	$1.04	$3.77	$1.35

Net income (loss) attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted are non-GAAP financial measures. Management believes these measures are meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider Net income (loss) attributable to Alcoa Corporation and Diluted EPS determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted.

(1) Other special items include the following:

•
for the quarter ended December 31, 2025, a goodwill impairment charge ($144), an unfavorable mark-to-market change on the shares of Ma'aden ($70), a net unfavorable change in mark-to-market foreign exchange derivative instruments ($13), costs related to the restart process at the San Ciprián, Spain smelter ($6), external costs related to portfolio actions ($3), a net favorable change in mark-to-market energy derivative instruments ($2), and net charges for other special items ($1);
•
for the quarter ended September 30, 2025, a gain on the sale of interest in the Ma'aden joint venture ($786), a favorable mark-to-market change on the shares of Ma'aden ($267), costs related to the closure of the Kwinana, Australia refinery ($39), a net unfavorable change in mark-to-market energy ($22) and foreign exchange ($12) derivative instruments, costs related to the restart process at the San Ciprián smelter ($4), external costs related to portfolio actions ($2), and a net benefit for other special items ($1);
•
for the quarter ended December 31, 2024, a net favorable change in mark-to-market energy derivative instruments ($23), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($17), external costs related to portfolio actions ($4), and net charges for other special items ($1);
•
for the year ended December 31, 2025, a gain on the sale of interest in the Ma'aden joint venture ($786), a net favorable mark-to-market change on the shares of Ma'aden ($197), a goodwill impairment charge ($144), a net favorable change in mark-to-market foreign exchange derivative instruments ($47), costs related to the closure of the Kwinana refinery ($39), costs related to the restart process at the San Ciprián smelter ($15), external costs related to portfolio actions ($14), charges for debt settlement expenses ($13), a net unfavorable change in mark-to-market energy derivative instruments ($8), a gain on sale of a non-core investment ($3), and a net benefit for other special items ($6); and,
•
for the year ended December 31, 2024, an adjustment to the gain on sale of the Warrick Rolling Mill for additional site separation costs ($32), a net favorable change in mark-to-market energy derivative instruments ($14), external costs related to portfolio actions ($14), costs related to the restart process at the San Ciprián smelter ($4), costs related to the restart process at the Warrick Operations site ($3), and a net benefit for other special items ($2).

(2) Discrete and other tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

•
for the quarter ended December 31, 2025, a benefit related to the reversal of a valuation allowance on deferred tax assets of Alcoa World Alumina Brasil Ltda. (AWAB) ($133) and a net charge for other discrete tax items ($7);
•
for the quarter ended September 30, 2025, a net benefit for discrete tax items ($5);
•
for the quarter ended December 31, 2024, a net charge for discrete tax items ($1);
•
for the year ended December 31, 2025, a benefit related to the reversal of a valuation allowance on deferred tax assets of AWAB ($133) and a net charge for other discrete tax items ($7); and,
•
for the year ended December 31, 2024, a net benefit for discrete tax items ($2).

(3) The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4) In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of common shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

For the quarter ended December 31, 2025, undistributed earnings of $2 and undistributed earnings – as adjusted of $3 were allocated to preferred stock under the two-class method. For the quarter ended September 30, 2025, undistributed earnings of $3 were allocated to preferred stock under the two-class method. For the quarter ended December 31, 2024, dividends paid on preferred stock were $1, and undistributed earnings of $2 and undistributed earnings – as adjusted of $3 were allocated to preferred stock under the two-class method.

For the year ended December 31, 2025, dividends paid on preferred stock were $1, and undistributed earnings of $15 and undistributed earnings – as adjusted of $13 were allocated to preferred stock under the two-class method. For the year ended December 31, 2024, dividends paid on preferred stock were $1, and undistributed earnings of $3 and undistributed earnings – as adjusted of $5 were allocated to preferred stock under the two-class method.

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net income attributable to Alcoa Corporation	$226	$232	$202	$1,170	$60

Add:
Net loss attributable to noncontrolling interest	(11)	(14)	—	(38)	(36)
(Benefit from) provision for income taxes	(128)	(51)	136	(49)	265
Other expenses (income), net	115	(1,034)	42	(1,057)	91
Interest expense	16	33	45	158	156
Restructuring and other charges, net	14	885	91	918	341
Impairment of goodwill	144	—	—	144	—
Provision for depreciation, depletion, and amortization	162	160	159	623	642

Adjusted EBITDA	538	211	675	1,869	1,519

Special items(1)	8	59	2	115	70

Adjusted EBITDA, excluding special items	$546	$270	$677	$1,984	$1,589

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1) Special items include the following (see reconciliation of Adjusted Income above for additional information):

•
for the quarter ended December 31, 2025, the mark-to-market contracts associated with the Portland, Australia smelter generated losses ($9) in Other expenses (income), net which economically increase the cost of power recorded in Cost of goods sold and the mark-to-market contracts associated with the San Ciprián refinery and smelter generated gains ($7) in Other expenses (income), net which economically offset a portion of foreign currency impacts recorded in Cost of goods sold. These non-GAAP reclasses present the total cost of power and net foreign currency impacts within Cost of goods sold, respectively, and were offset by costs related to the restart process at the San Ciprián smelter ($6), external costs related to portfolio actions ($3), and charges for other special items ($1);
•
for the quarter ended September 30, 2025, costs related to the closure of the Kwinana refinery ($39), net cost of power and foreign currency impacts associated with the Portland smelter ($7) and San Ciprián refinery and smelter ($5), respectively, costs related to the restart process at the San Ciprián smelter ($4), external costs related to portfolio actions ($2), and charges for other special items ($2);
•
for the quarter ended December 31, 2024, total cost of power associated with the Portland smelter ($4). This was offset by external costs related to portfolio actions ($4) and charges for other special items ($2);
•
for the year ended December 31, 2025, costs related to the closure of the Kwinana refinery ($39), net cost of power and foreign currency impacts associated with the Portland smelter ($30) and San Ciprián refinery and smelter ($13), respectively, costs related to the restart process at the San Ciprián smelter ($15), external costs related to portfolio actions ($14), and charges for other special items ($4); and,
•
for the year ended December 31, 2024, net cost of power associated with the Portland smelter ($45), external costs related to portfolio actions ($14), costs related to the restart process at the San Ciprián smelter ($4), costs related to the restart process at the Warrick Operations site ($3), and charges for other special items ($4).

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Cash provided from operations	$537	$85	$415	$1,185	$622

Capital expenditures	(243)	(151)	(169)	(618)	(580)

Free cash flow	$294	$(66)	$246	$567	$42

Free cash flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are necessary to maintain and expand Alcoa Corporation’s asset base and are expected to generate future cash flows from operations. It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt and Adjusted Net Debt

	December 31, 2025	December 31, 2024
Short-term borrowings	$9	$50
Long-term debt due within one year	1	75
Long-term debt, less amount due within one year	2,438	2,470
Total debt	2,448	2,595

Less: Cash and cash equivalents	1,597	1,138

Net debt	851	1,457

Plus: Net pension / OPEB liability	611	600

Adjusted net debt	$1,462	$2,057

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Adjusted net debt is also a non-GAAP financial measure. Management believes this measure is meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability.

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

DWC Working Capital and Days Working Capital

	Quarter ended
	December 31, 2025	September 30, 2025	December 31, 2024
Receivables from customers	$1,064	$1,045	$1,096

Add: Inventories	2,177	2,191	1,998

Less: Accounts payable, trade	(1,938)	(1,618)	(1,805)

DWC working capital	$1,303	$1,618	$1,289

Sales	$3,449	$2,995	$3,486

Number of days in the quarter	92	92	92

Days working capital(1)	35	50	34

DWC working capital and Days working capital are non-GAAP financial measures. Management believes these measures are meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)
Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact:	Jason Duty	+1 724 316 4366	Jason.M.Duty@alcoa.com
Media Contact:	Sarah Ayer	+1 412 965 7622	Sarah.Ayer@alcoa.com